Exhibit (a)(1)(D)
ENDWAVE CORPORATION
NOTICE OF WITHDRAWAL

INSTRUCTIONS
     If you previously elected to accept the offer by Endwave Corporation to exchange some or all of your outstanding eligible option grants for new option grants, subject to the terms and conditions set forth in the exchange offer, dated January 4, 2008, and you would like to change your election and withdraw the tender of any of your eligible option grants, you must complete and sign this Notice of Withdrawal and return it to Endwave so that we receive it before 5:00 p.m., Pacific Time, on February 6, 2008, unless the exchange offer is extended.
     Once the Notice of Withdrawal is signed and complete, please return it to Endwave by one of the following means:
By Mail or Courier
Endwave Corporation
130 Baytech Drive
San Jose, California 95134
Attention: Theresa Medina
Phone: (408) 522-3141
By Facsimile
Endwave Corporation
Attention: Theresa Medina
Facsimile: (408) 522-3197
By Hand or Interoffice Mail
Attention: Theresa Medina
By Email
theresa.medina@endwave.com
     The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered eligible option grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an eligible optionholder, any previously tendered eligible option grants will be cancelled and exchanged pursuant to the exchange offer.
     You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Notice of Withdrawal.
     If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before 5:00 p.m., Pacific Time, on February 6, 2008, please contact us by phone at (408) 522-3141 or by email at theresa.medina@endwave.com to confirm that we have received your Notice of Withdrawal.
     YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTION GRANTS.

NOTICE OF WITHDRAWAL

To:	Endwave Corporation
130 Baytech Drive
San Jose, California 95134
Attention: Theresa Medina
Facsimile: (408) 522-3197
Email: theresa.medina@endwave.com
     I previously received a copy of the exchange offer, dated January 4, 2008, and the Election Form. I signed and returned the Election Form, in which I elected to tender some or all of my eligible option grants. I understand that Endwave will not accept any conditional or partial returns of individual eligible option grants and that for each eligible option grant previously tendered I must withdraw my election as to the entire eligible option grant. I wish to change that election and withdraw from the offer with respect to the eligible option grants listed below:

		Exercise Price Per Share of	Total Number of
		Common Stock Subject	Outstanding Shares
	Grant Date of Eligible Option Grant	to Grant	Subject to Grant
1.
2.
3.
4.
          I further understand that, by signing this Notice of Withdrawal and delivering it to Endwave, I withdraw my acceptance of the exchange offer with respect to the eligible option grants listed above and reject the exchange offer. By rejecting the exchange offer with respect to the eligible option grants listed above, I understand that I will not receive any new option grants in exchange for those eligible option grants and I will retain those option grants with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that Endwave has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of the eligible option grants listed above is at my own discretion. I agree that Endwave will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the eligible option grants listed above.
     I elect to withdraw the eligible option grants listed above that I previously chose to exchange pursuant to the exchange offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Optionholder’s Signature	Date

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:
If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible option grants listed in the table above, in order to elect to withdraw those eligible option grants, your spouse must execute the Spousal Consent below, whereby such spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.
Your failure to provide your spouse’s signature constitutes your representation and warranty to Endwave that either you are not married or your spouse has no community or other marital property rights in the eligible option grants listed in the table above or the new option grants that would have been issued in exchange for those eligible option grants pursuant to the terms and conditions of the exchange offer. You should consult your personal outside advisor(s) if you have questions about the Spousal Consent below.
Spousal Consent
The undersigned spouse of the optionholder who has executed this Notice of Withdrawal above has read and hereby approves the submission of this Notice of Withdrawal. The undersigned agrees to be irrevocably bound by this Notice of Withdrawal and further agrees that any community property interest of such spouse shall similarly be bound by this Notice of Withdrawal. The undersigned appoints the optionholder who has executed this Notice of Withdrawal above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Notice of Withdrawal.

Spouse’s Signature	Date

Spouse’s Name (please print or type)